EXHIBIT 99.1

PRESS RELEASE ISSUED NOVEMBER 20, 2006

Communications Systems, Inc. Announces Operating Results for 2006 Third Quarter

Company Also Reports on Investigation and Reviews Related to JDL Subsidiary

HECTOR, Minn., Nov. 20 /PRNewswire-FirstCall/ — Communications Systems, Inc. (Amex: JCS - News) today reported net income was $1,928,000 or $.22 per diluted share for its third quarter ended September 30, 2006. Net income from the comparable period of 2005 was $1,777,000 or $.20 per diluted share. 2005 net income included a loss of $84,000, or $.01 per diluted share from the discontinued operations of Image Systems, which was sold in the fourth quarter of 2005. Revenues from the Company’s continuing operations increased slightly in the 2006 third quarter to $31,429,000 from $31,404,000 in 2005.

Nine-month revenues from continuing operations for 2006 increased 5% to $91,379,000 compared to $86,875,000 in the same period in 2005. Net income for the nine months ended September 30, 2006 was $4,945,000 or $.56 per diluted share compared to net income of $2,981,000 (which includes a loss from the discontinued Image Systems operations of $345,000) or $.34 per diluted share in 2005.

In 2005, the Company reported the operations and assets of Austin Taylor Communications Ltd as discontinued operations. In 2006, the Company ceased negotiations with prospective buyers for this business unit. The Company’s financial reports been adjusted to include Austin Taylor’s operations in income from continuing operations for 2006 and 2005.

The financial results reported by the Company today are subject to issues and uncertainties arising from a civil investigation of the Company’s JDL Technologies subsidiary that is currently being conducted by the U.S. Department of Justice (DOJ) regarding whether JDL violated the federal False Claims Act in connection with funding requests under the federal government’s E-Rate program for work JDL performed for the U.S. Virgin Islands Department of Education (VIDOE). The Company is cooperating with the DOJ investigation, while simultaneously conducting its own internal investigation, with oversight by the Company’s Audit Committee, regarding the implications of the DOJ investigation for the Company’s previously issued financial statements and its future financial reporting. In addition to the DOJ investigation and related internal investigation, management is continuing its assessment of the collectibility of receivables totaling approximately $4.0 million related to work performed for VIDOE (the VIDOE receivables), and is also assessing its revenue recognition standards for work performed under the E-Rate program. The DOJ investigation, the Company’s related internal investigation and management’s assessment of the VIDOE receivables and its E-Rate revenue recognition standards are ongoing and could lead to the discovery of additional information that could result in the restatement of financial information contained in previously issued financial statements and press releases or material charges in future periods.

As a result of issues and uncertainties related to the DOJ investigation, the related internal investigation and management’s assessment of the VIDOE receivables and its E-Rate revenue recognition standards, the Company continues to be unable to complete and file with the Securities and Exchange Commission (SEC) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006 and currently is unable to complete and file its SEC Form 10Q report for the quarter and nine months ended September 30, 2006. Also, because it has not made required SEC filings, the Company is not in compliance with American Stock

Exchange (AMEX) requirements and, as previously reported, the AMEX may initiate delisting proceedings on or after November 30, 2006 if the Company does not achieve compliance with the AMEX requirements by that date. The Company expects to provide further information regarding the status of its internal investigation, its assessment of the VIDOE receivables and its E-Rate revenue recognition standards and achieving compliance with SEC and AMEX requirements on or about November 30, 2006.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Balance Sheet Data	September 30, 2006	December 31, 2005

Working Capital (Current Assets minus Current Liabilities)	$69,155,158	$65,715,708
Property, Plant and Equipment, net	8,126,876	8,299,601
Goodwill	5,264,095	5,264,095
Total Assets	97,275,704	92,883,364
Total Liabilities	14,234,264	13,032,188
Stockholders’ Equity	83,041,440	79,851,176

	Three Months Ended September 30
	2006	2005

Revenues from Continuing Operations	$31,429,031	$31,403,872
Gross Margin	11,519,244	10,707,586
Operating Income From Continuing Operations	2,990,851	3,061,769
Income From Continuing Operations Before Income Taxes	3,163,516	3,192,113
Income Taxes	1,236,000	1,331,000
Income From Continuing Operations	1,927,516	1,861,113
Loss From Discontinued Operations		(83,815)
Net Income	$1,927,516	$1,777,298

Basic Net Income Per Share
Continuing Operations	$.22	$.22
Discontinued Operations		(.02)
	$.22	$.20

Diluted Net Income Per Share
Continuing Operations	$.22	$.21
		(.01)
Discontinued Operations	$.22	$.20

Average Shares Outstanding:
Average Common Shares Outstanding	8,723,469	8,589,380
Dilutive Effect of Stock Options	53,208	129,599
Outstanding	8,776,677	8,718,979

	Nine Months Ended September 30
	2006	2005

Revenues From Continuing Operations	$91,379,041	$86,874,708
Gross Margin	32,794,280	28,657,527
Operating Income From Continuing Operations	7,337,313	5,303,939
Income From Continuing Operations Before Income Taxes	7,848,055	5,616,688
Income Taxes	2,903,000	2,290,000
Income From Continuing Operations	4,945,055	3,326,688
Loss From Discontinued Operations		(345,349)
Net Income	$4,945,055	$2,981,339

Basic Net Income Per Share
Continuing Operations	$.57	$.39
		(.04)
Discontinued Operations	$.57	$.35

Diluted Net Income Per Share
Continuing Operations	$.56	$.38
		(.04)
Discontinued Operations	$.56	$.34

Average Shares Outstanding:
Average Common Shares Outstanding	8,719,868	8,554,035
Dilutive Effect of Stock Options Outstanding	91,251	146,667
	8,811,119	8,700,702